UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2015

Stericycle, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

28161 North Keith Drive
Lake Forest, Illinois 60045
(Address of principal executive offices including zip code)

(847) 367-5910
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On October 8, 2015, we entered into a settlement agreement to resolve all claims made against us in the previously-disclosed qui tam (or “whistle blower”) action pending in the United States District Court for the Northern District of Illinois captioned United States of America ex rel. Jennifer D. Perez v. Stericycle, Inc., Case No. 1:08-cv-2390 (the “Qui Tam Action”). Originally filed under seal on April 28, 2008 by a former employee of ours (“Relator”) on behalf of the federal government, the Qui Tam Action was amended on June 28, 2010 to add the States of California, Delaware, Florida, Illinois, Indiana, Nevada, New Hampshire, New Jersey, New York, North Carolina, Rhode Island, Tennessee, the Commonwealths of Massachusetts and Virginia, and the District of Columbia (except for New Hampshire and New York, the “Government Entities”). The Qui Tam Action was further amended on July 23, 2013 to allege certain claims on behalf of the Government Entities and to drop any claims on behalf of the State of New Hampshire. The State of New York pursued its own investigation under the New York False Claims Act resulting in our settlement announced by the Attorney General’s office on January 8, 2013. Brought under the federal False Claims Act and comparable state statutes, the Qui Tam Action alleges that, from January 1, 2003 to June 30, 2014, we improperly increased our service price to certain government customers without their consent or contractual authorization. We have denied all liability for the claims made in the Qui Tam Action but have agreed to settle to avoid the expense, burden and inherent risk and uncertainty of litigation.

Under the terms of the settlement agreement entered into with Relator, we agreed to pay (i) $26.75 million to a third-party administrator to be allocated among the Government Entities as determined by the Government Entities themselves without any involvement by us and (ii) $1.75 million in full satisfaction of any claims by Relator and Relator’s counsel for attorneys’ fees, expenses and costs (the “Settlement”). As part of the Settlement, we do not admit to any of the allegations in the Qui Tam Action and the Settlement cannot be used as an admission of wrongdoing or liability on our part. In addition, we will be completely released from any and all claims brought by Relator and the Government Entities.

In view of the Settlement, we recorded a pre-tax accrual of $28.5 million in accrued liabilities on our consolidated balance sheet as of September 30, 2015 and a pre-tax charge of $28.5 million in selling, general and administrative expenses on our consolidated statement of income for the quarter ending September 30, 2015. We will make the payments described above no later than October 22, 2015 in accordance with the terms of the settlement agreement.

On October 8, 2015, we issued a press release announcing the Settlement. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release issued on October 8, 2015 by Stericycle, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 14, 2015	Stericycle, Inc.

By:	/s/ Daniel V. Ginnetti

Daniel V. Ginnetti
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on October 8, 2015 by Stericycle, Inc.